Exhibit 99.1

China Shen Zhou Signs Agreement to Issue Up to $10 Million of Preferred Stock to Institutional Investor

Proceeds to Fund Development of Newly Acquired Mining Assets

BEIJING, March, 21, 2012 -- China Shen Zhou Mining & Resources, Inc. (“China Shen Zhou”, or the “Company”) (NYSE Amex: SHZ), a company engaged in the exploration, development, mining and processing of fluorite, barite, zinc, copper, and other nonferrous metals in China, today announced that the Company has signed a definitive agreement with certain institutional investors for up to $10 million in gross proceeds. The Company, amongst other things, plans to use the net proceeds for developing the three mining companies in which it acquired a 60% ownership earlier this year in Guizhou. FT Global Capital, Inc. acted as the sole placement agent for the transaction.

According to the agreement, China Shen Zhou will issue shares of Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”), and warrants (“Warrants”) to purchase shares of the Company’s common stock, par value $0.001 per share, in two $5 million tranches. Upon the closing of the first tranche on or about Monday, March 26, 2012, the investors will purchase $5.0 million of newly issued Preferred Stock and related Warrants. Each of the initial purchasers, at their option, may purchase their allocation of Preferred Stock in the second tranche by delivery of written notice to the Company at any time prior to the first anniversary of the initial closing date. Subject to the satisfaction of certain conditions, the Company may force the initial purchasers to purchase the Preferred Stock in the second tranche at any time after the satisfaction of such conditions and prior to the four month anniversary of the initial closing date. In order for the Company to trigger the mandatory purchase requirement, the Company must obtain shareholder approval as may be required by the NYSE Amex and the Company must also satisfy certain other conditions.

The initial conversion price of the Preferred Stock is $2.04, subject to anti-dilution adjustments. The Preferred Stock will amortize in installment payments, which will be payable in common stock, subject to certain equity conditions, or, at the Company’s discretion, in cash. The dividend rate on the Preferred Stock is 5% per annum, payable quarterly in common stock, subject to certain equity conditions, or, at the Company’s discretion, in cash.

At the closing of the initial tranche, the investors will receive warrants to purchase, in the aggregate, approximately 1,960,785 shares of common stock, which are exercisable for 42 months beginning on the closing date (including warrants to purchase approximately 980,393 shares of common stock, which were paid as additional consideration for the commitment of the initial purchasers to fund the second tranche). No additional warrants will be issued upon the consummation of the second tranche. The warrants have an initial exercise price of $2.04, and are subject to anti-dilution adjustments.

The placement agent for the offering will also receive a to purchase approximately 392,157 shares of common stock at an initial exercise price of $2.45 or 120% of the initial exercise price of the investor warrants.

The securities described above are being offered by the Company pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission (the “SEC”). A prospectus supplement related to the preferred stock and warrant offering will be filed with the SEC. The securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of the final prospectus supplement and accompanying base prospectus may be obtained at the SEC’s website at www.sec.gov.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of the Company’s securities. No offer, solicitation, or sale will be made in any jurisdiction in which such offer, solicitation, or sale is unlawful. The terms and conditions of the transactions described in this press release are qualified in their entirety by reference to the transaction documents, which have been filed with the Securities and Exchange Commission on Form 8-K.

About China Shen Zhou Mining & Resources, Inc.

China Shen Zhou Mining & Resources, Inc., through its subsidiaries, is engaged in the exploration, development, mining, and processing of fluorite, barite and nonferrous metals such as zinc, lead and copper in China. The Company has the following principal areas of interest in China: (a) fluorite extraction and processing in the Sumochaganaobao region of Inner Mongolia; (b)fluorite and barite extraction and processing in the Wuchuan County of Guizhou province (c)fluorite and barite extraction and processing in the Yanhe County of Guizhou province.(d)fluorite extraction and processing in Jingde County, Anhui Province; (e) zinc/copper/lead processing in Wulatehouqi of Inner Mongolia; and (f) zinc/copper exploration, mining and processing in Xinjiang.

For more information, please visit http://www.chinaszmg.com/.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “will”, “believes”, “expects” or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC’s electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov.

Contact Information

Min Liu

Investor Relations

Grayling

Tel: +1-646-284-9413

min.liu@grayling.com